Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Amendment No. 1) pertaining to the Washington Prime Group, L.P. 2014 and 2019 Stock Incentive Plans of Washington Prime Group Inc. of our reports dated February 21, 2019, with respect to the consolidated financial statements and schedule of Washington Prime Group Inc., and the effectiveness of internal control over financial reporting of Washington Prime Group Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

May 20, 2019